Exhibit 99.2

American Resources Corporation Commences Operations at Its Premier Mining Site to Launch Significant Revenue Growth

Company provides guidance of $55 to $75 million in revenue in 2021 with opportunity for significant growth beyond

Perry County Resources complex to showcase a long-term, low-cost operating structure based on restructured complex and mine plan

Worldwide demand for steel and infrastructure products are seeing significant gains, along with meaningful upswing in steel prices

December 16, 2020 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / December 16, 2020 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of raw materials to the new infrastructure marketplace, today announced that it has commenced operations at its Perry County Resources (PCR) complex. The restart at PCR comes after a year of implementing a methodical restructuring and in response to increased demand for raw materials for steel and infrastructure projects.

Mark Jensen, Chairman and CEO of American Resources Corporation commented, “This is a monumental event for the Company and the Perry County Resources complex given the amount of effort, investment, and dedication we have put into this particular asset for the benefit of its future value, our shareholders and its surrounding community. We feel we are at a significant inflection point with Perry County Resources being the launchpad to propel the Company into our next and exciting phase of growth. With this commencement of operations, we now have the ability to generate stable cash flows for our investors, a reliable supply of high-quality carbon for our customers, and over 170 steady and reliable jobs for the community.”

Throughout 2021, American Resources plans to steadily increase production at PCR to meet the demand of its customer base, and as such, anticipates 2021 full-year revenue in the range of $55 to $75 million on a consolidated basis. While the revenues generated during this term is primarily that of its Perry County Resources subsidiary, the Company anticipates continued contribution from its growing American Metals subsidiary as well as initial revenue contribution from its American Rare Earth subsidiary. Additionally, the Company expects to restart its other four operating complexes, beginning with McCoy Elkhorn during the second half of 2021, and will update its future guidance accordingly.

The PCR complex has undergone a significant restructuring to focus on a much more streamlined and efficient mine plan, processing capabilities and logistics whereby eliminating over $40 million of annual costs and burdensome complexities. The Company feels that they have regained the complex’s true potential while at the same time being able to fit today’s market. The PCR complex produces PCI and specialty stoker carbon used in the steel, alloy metals and infrastructure marketplace as well as being the Company first hub to focus on the processing of critical and rare earth minerals, in an environmentally positive process, from coal-based sources.

Mr. Jensen added, “Worldwide demand for steel related products is seeing significant strength due, in part, to the demand for rebuilding and new infrastructure. The U.S. government has stressed the need to rebuild and reinvent our infrastructure domestically for modern technologies, which would result in significant raw material and steel demand in the United States. Hot rolled steel has climbed to 2-year highs over the last two weeks with projected increases expected to continue based on forecasted demand and low inventories.”

American Resources continues to focus on running efficient streamlined operations in being a new-aged supplier of raw materials to the infrastructure and electrification marketplace in the most sustainable of ways. By operating with low or no legacy costs and having one of the largest and most innovative growth pipelines in the industry, American Resources Corporation works to maximize value for its investors by positioning its large asset base to best fit a new-aged economy, while being able to scale its operations to meet the growth of the markets it serves.

About American Resources Corporation
American Resources Corporation is a supplier of high-quality raw materials to the rapidly growing global infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure market while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:
JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Source: American Resources Corporation